Exhibit 10.85

AVI BIOPHARMA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(As adopted September 27, 2010)

AVI BioPharma, Inc. (the “Company”) believes that the granting of equity and cash compensation to its directors represents a powerful tool to attract, retain and reward directors who are not employees of the Company (“Outside Directors”) and to align the interests of our Outside Directors with those of our shareholders.  This Non-Employee Director Compensation Policy (the “Compensation Policy”) is intended to formalize the Company’s policy regarding grants of equity and cash compensation to its Outside Directors.  Unless otherwise defined herein, capitalized terms used in this Compensation Policy will have the meaning given such term in the Company’s 2002 Equity Incentive Plan or any successor plan(s) thereto (the “Plan”).  Outside Directors shall be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Plan.

1.  Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Options) under the Plan, including discretionary Awards not covered under this Compensation Policy.  All grants of Awards to Outside Directors pursuant to Sections 1(c) and 1(d) of this Compensation Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)           Type of Option; Terms of Plan.  Options granted pursuant to this Compensation Policy will be Non-Qualified Options.  Except as otherwise provided herein, Awards granted pursuant to this Compensation Policy will be subject to the other terms and conditions of the Plan.

(b)           No Discretion.  No person will have any discretion to select which Outside Directors will be granted Awards under this Compensation Policy or to determine the number of Shares to be covered by such Awards (except as provided in Section 1(e) below).

(c)           Initial Award.  Each person, upon joining the Company’s Board of Directors (the “Board”) as an Outside Director (whether through election by the shareholders of the Company or by appointment by the Board to fill a vacancy), will be automatically granted an Option to purchase 60,000 Shares (the “Initial Award”) on the date on which such person first becomes an Outside Director; provided, however, that a director who is an employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a director, will not receive an Initial Award.  Notwithstanding the foregoing, if, on the date a person joins the Board as an Outside Director, the Company is subject to a blackout period pursuant to the terms of the Company’s Insider Trading Policy, then the grant of the Initial Award will be delayed until the expiration of the blackout period.  The term of the Initial Award will be ten (10) years and the exercise price will be determined in accordance with the Plan on the date of the grant. The Shares underlying the Initial Award will vest ratably over four years of continued service to the Board, with twenty-five percent (25%) of the total amount Shares underlying the Initial Award vesting each year on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of the Company’s shareholders in the year following the date of grant.

(d)           Annual Awards.

(i)            Annual Option Award.  Each Outside Director who has served on the Board for at least six months prior to the grant of the Annual Option Award will be automatically granted an Option to purchase 30,000 Shares (an “Annual Option Award”) on the date of the first meeting of the Board held after the annual meeting of the Company’s shareholders.  The term of the Annual Option Award will be ten (10) years and the exercise price will be determined in accordance with the Plan on the date of the grant. One hundred percent (100%) of the Shares underlying the Annual Option Award will vest on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of the Company’s shareholders in the year following the date of grant, provided that the Outside Director continues to serve as a director through such date.

(ii)           Annual Stock Grant.  Each Outside Director who has served on the Board for at least six months prior to the grant of the Annual Stock Grant will be automatically granted a Restricted Stock Award for 5,000 Shares (an “Annual Stock Grant”) on the date of the first meeting of the Board held after the annual meeting of the Company’s shareholders.  One hundred percent (100%) of the Shares underlying the Annual Stock Grant will vest on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of the Company’s shareholders in the year following the date of grant, provided that the Outside Director continues to serve as a director through such date.

(e)           Revisions.  The Board or a committee of the Board in its discretion may change and otherwise revise the terms of Awards granted under this Compensation Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board or a committee of the Board determines to make any such change or revision.

(f)            Adjustments.  If the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then the Board or a committee of the Board in its discretion, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Compensation Policy, will adjust the number of Shares issuable pursuant to Sections 1(c) and 1(d) of this Compensation Policy.

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2.  Cash Compensation

(a)           Annual Fee.  The Company will pay each Outside Director an annual fee of $35,000 for serving on the Board (the “Annual Fee”).  The Annual Fee will be paid to each Outside Director in four equal installments on a quarterly basis at the end of the applicable quarter provided the individual served as an Outside Director during the full quarter, with the amount prorated for any Outside Director who did not serve the full quarter.

(b)           Chairperson Annual Fee.  If an Outside Director is serving as the chairperson of the Board (the “Non-Executive Chairperson”), then, in addition to the Annual Fee, the Company will pay to the Non-Executive Chairperson an additional annual fee of $45,000 for serving as chairperson of the Board (the “Chairperson Fee”).  The Chairperson Fee will be paid to the Non-Executive Chairperson in four equal installments on a quarterly basis at the end of the applicable quarter provided the individual served as the Non-Executive Chairperson during the full quarter, with the amount prorated in the event the Non-Executive Chairperson did not serve in such capacity for the full quarter.

(c)          Committee Chairperson Fees.  The Company will pay each Outside Director who serves as chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee the applicable annual fee for serving as the chairperson set forth in the table below (the “Annual Chairperson Fee”).  The Annual Chairperson Fee shall be paid in four equal installments on a quarterly basis at the end of the applicable quarter provided the individual served as chairperson of the relevant committee during the full quarter, with the amount prorated for any chairperson who did not serve as the chairperson of the relevant committee for the full quarter.  The Annual Chairperson Fee for each committee shall be:

Committee	Annual Chairperson Fee

Audit Committee	$16,000

Compensation Committee	$12,000

Nominating and Corporate Governance Committee	$5,000

(d)           Committee Member Fees.  The Company will pay each Outside Director who serves as a member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee the applicable annual fee for serving as a member set forth in the table below (the “Annual Committee Fee”).  The Annual Committee Fee shall be paid in four equal installments on a quarterly basis at the end of the applicable quarter provided the individual served as a member of the relevant committee during the full quarter, with the amount prorated for any member who did not serve as a member of the relevant committee for the full quarter.  For the avoidance of doubt, any Outside Director who serves as chairperson of a committee shall not be entitled to the Annual Committee Fee for the same committee.  The Annual Committee Fee for each committee shall be:

Committee	Annual Committee Fee

Audit Committee	$8,000

Compensation Committee	$6,000

Nominating and Corporate Governance Committee	$3,000

(e)           Revisions.  The Board or a committee of the Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Compensation Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board or a committee of the Board determines to make any such change or revision.

(e)           Section 409A.  In no event shall cash compensation payable pursuant to this Compensation Policy be paid later than March 15 following the calendar year in which the applicable quarter ends (or if the individual did not serve as an Outside Director for the full quarter, then March 15 following the calendar year in which the Outside Director’s service terminated with the Company), in compliance with the “short-term deferral” exception to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.  The Compensation Policy is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.

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